EXECUTION DRAFT
SECURED PROMISSORY NOTE

$6,128,559.91
San Francisco, California
 October __, 2009

The Saint James Eos Wine Company, a California corporation (the “Purchaser”), for value received, hereby promises to pay to Saphire Advisors, LLC, a Delaware limited liability company (“Sapphire”), the aggregate principal sum of Six Million One Hundred Twenty Eight Thousand Five Hundred Fifty Nine Dollars and Ninety One Cents ($6,128,559.91), subject to increase or decrease pursuant to Section 2.5(e) of the Purchase Agreement (as defined below), and to pay interest thereon as provided in this secured promissory note (the “Note”).

In connection with that certain Membership Interest Purchase Agreement, dated October 12, 2009 (the “Purchase Agreement”), by and among Purchaser, Sapphire, and The Saint James Company, a North Carolina corporation (“Saint James”), Purchaser has executed and delivered to Sapphire this Note.  The following is a statement of the rights of Sapphire under this Note and the conditions to which this Note is subject and to which Sapphire, by the acceptance of this Note, agrees:

1.           Term.  All outstanding principal and all accrued and unpaid interest hereunder shall be due and payable on the thirty-month anniversary of the date hereof (the “Maturity Date”), unless such maturity date is accelerated in accordance with the terms hereof, subject to earlier repayment as described herein.

2.           Interest.  Interest on the outstanding principal amount of this Note shall be calculated on the basis of the actual number of days elapsed on the basis of a year of 360 days at a per annum rate equal to six percent (6.0%) (the “Interest Rate”); provided, however, that, from and after the occurrence of an Event of Default (as hereinafter defined), interest shall accrue on the outstanding principal amount hereunder at the per annum rate of nine percent (9.0%).

3.           Payments.  All outstanding principal and accrued and unpaid interest thereunder shall be due and payable as follows: (i) six payments of accrued and unpaid interest payable in arrears, commencing on the one-month anniversary of the date hereof and continuing on the succeeding five monthly anniversaries thereafter; and (ii) twenty-four equal installments of principal and accrued and unpaid interest payable in arrears, commencing on the seven-month anniversary of the date hereof.  All payments hereunder shall be applied:  (A) first, to accrued and unpaid interest; (B) second, to the payment of the outstanding principal amount of this Note; and (C) third, to payment of any of Sapphire’s expenses arising out of this Note.  All payments of principal, interest, and other amounts due hereunder shall be made by Purchaser in lawful money of the United States of America in immediately available funds at the principal place of business of Sapphire or at such other place designated by Sapphire from time to time in writing to Purchaser. Notwithstanding anything contained herein to the contrary, the obligations of Purchaser hereunder are subordinated to the Farm Credit Obligations (and those in place thereof, e.g., a Qualified Refinancing (as defined in the Security Agreement)).  Notwithstanding anything to the contained herein to the contrary, except during the pendency of any event of default set forth in the documents underlying the Farm Credit Obligations or Qualified Refinancing, as applicable, payments shall be made when due under this Note (and, if such event of default is cured, any payments suspended during the pendency of such event of default, are promptly paid to Sapphire); provided, however, that, if either Farm Credit or the entity that provides the Qualifying Refinancing shall impose more “restrictive subordination provisions” as a condition to providing Purchaser with access to its reasonably required financing, payment hereunder shall be restricted thereby.  For purposes of this Agreement, the phrase “restrictive subordination provisions” means (i) reserve requirements imposed upon either or both of Purchaser and Saint James, (ii) cash, free cash, or excess cash requirements imposed upon either or both of Purchaser and Saint James, (iii) financial ratios or financial statement ratios imposed upon either or both of Purchaser and Saint James, (iv) requirements that all payments to grape growers or suppliers for the current or upcoming season, as imposed upon either or both of Purchaser and Saint James, shall have been made in full, or (v) equivalent restrictions, such that Farm Credit or the Qualifying Financing entity has the contractual right and power to limit or preclude the performance by the Purchaser of its obligations to the Sapphire under this Note or the obligations of Saint James, as guarantor under the Guaranty; subject to the Purchaser not being in breach of any of its covenants in any such financing agreement, as of the effective date of each financing agreement between the Purchaser and Farm Credit or between the Purchaser and the Qualifying Financing entity, as appropriate.

4.           Prepayment.  This Note may be prepaid, in whole or in part, by Purchaser at any time or from time to time, without penalty or premium and without advance notice to Sapphire.

5.           Security and Guaranty.  The payment of this Note is secured by: (i) that certain Security Agreement, of even date herewith (the “Security Agreement”), made and executed by Purchaser in favor of Sapphire and granting to Sapphire a security interest in assets of Purchaser, as described therein; (ii) that certain Trademark Security Agreement, of even date herewith (the “Trademark Security Agreement”), made and executed by Purchaser in favor of Sapphire and granting to Sapphire a security interest in assets of Purchaser, as described therein; and (iii) that certain Guaranty, of even date herewith (the “Guaranty”), made and executed by Saint James.  The terms and provisions of the Security Agreement and Guaranty are hereby incorporated herein by reference.

6.           Events of Default.

(a) Any of the events specified in this Section 6 shall constitute a default by Purchaser hereunder (each, an “Event of Default”):

(i)           Default in the payment of the principal or unpaid accrued interest of this Note within five (5) calendar days of the date on which Sapphire has provided written notice to Purchaser and to Saint James that any amount then-due and payable has not been received by Sapphire; or

(ii)           Any material breach by Purchaser or Saint James of any representation, warranty, or covenant in this Note, the Trademark Security Agreement, the Security Agreement, the Guaranty, Purchase Agreement, or the registration rights agreement substantially in the form of Exhibit 9.3(f) attached to the Purchase Agreement, which breach is not cured within five (5) calendar days of the date on which Sapphire has provided written notice to Purchaser and to Saint James of the occurrence thereof; or

(iii)          Any transaction or series of transactions, the consummation of which results in a change of Control of Purchaser or Saint James (as defined below) of all or substantially all of their respective businesses, including, but not limited to: (A) the transfer of all or substantially all of Purchaser’s or Saint James’ assets other than to one or more affiliates of Purchaser or Saint James, or (B) a transfer of Purchaser’s or Saint James’ equity (other than through a series of arms-length transactions of registered securities in the public market through broker-dealers) or a reorganization of Purchaser or Saint James or a merger or consolidation of Purchaser or Saint James, in each such case in this subsection B with an unaffiliated third party (each, an “Unauthorized Transferee”), in a single transaction or a series of transactions which results in an Unauthorized Transferee owning 50% or more of the voting and equity rights of Purchaser or Saint James (or the merged or consolidated entity) immediately following such transfer, reorganization, merger or consolidation or series of transactions, except, in each case, with the prior written consent of Sapphire, which may not be unreasonably withheld, delayed, or denied.  As used herein, “Control of Purchaser or Saint James” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Purchaser or Saint James, whether through the ownership of equity, by contract or otherwise; or

(iv)          Purchaser or Saint James becomes insolvent or unable to pay its debts as they become due; or

(v)           Purchaser or Saint James (A) makes an assignment for the benefit of creditors, (B) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets without its consent and is not removed within 60 days after the appointment, or Purchaser or Saint James consents to the appointment, or (C) proceedings are commenced against Purchaser or Saint James under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for 60 days after commencement, or Purchaser or Saint James consents to the commencement of those proceedings; or

(vi)          any judgment in excess of $200,000 is entered against Purchaser, or any attachment, levy, or garnishment in excess of $200,000 is issued against any property of Purchaser.

(b) Upon and during the continuance of an Event of Default (but only subsequent to the expiration of any relevant cure period), Sapphire may, at its option, exercise any one or more of the following remedies, by notice in writing to Purchaser:

(i)            Declare the total unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable;

(ii)           Foreclose its lien arising under the Trademark Security Agreement and the Security Agreement and exercise any one or more of the rights and remedies accruing thereunder; or

(iii)          Exercise any other right or remedy available to Sapphire at law or in equity.

(c) Sapphire’s remedies under this Note, the Trademark Security Agreement, the Security Agreement, and the Guaranty shall be cumulative and concurrent and may be pursued singly, successively, or together against Purchaser, the collateral described in the Trademark Security Agreement and the Security Agreement or any portion or combination thereof, and Sapphire may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Sapphire’s sole discretion.  Failure of Sapphire, for a period of time or on more than one occasion, to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default.  Sapphire shall not by any omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Sapphire, and then only to the extent specifically set forth therein.  A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.

(d) Purchaser hereby waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest.

7.           Adjustment of Principal Amount.  In the event Purchaser delivers a Preliminary Statement of Working Capital (as defined in Section 2.5(b) of the Purchase Agreement), the outstanding principal amount hereunder shall be increased (or decreased) pursuant to Section 2.5(e) of the Purchase Agreement, effective retroactively to the date hereof.  In the event the outstanding principal amount hereunder is increased, any additional payments owed under this Note as a result of the application of this Section 7 shall be included ratably in the 24-month payments of principal and interest referenced in Section 3 hereof.  In the event the outstanding principal amount hereunder is reduced, such reduction shall be deducted ratably from the 24-month payments of principal and interest referenced in Section 3 hereof.

8.           Conversion.

(a) Voluntary Conversion.  At any time until the Note is no longer outstanding, this Note or any portion thereof (inclusive of principal and all accrued and unpaid interest thereon) shall be convertible, in whole or in part, into shares of common stock of Saint James (the “Common Stock”) at the option of Sapphire, at any time and from time to time.  Sapphire shall effect conversions by delivering to Saint James a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount and the accrued and unpaid interest thereon of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, Sapphire shall not be required to surrender this Note to Saint James physically unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted.  Amounts so converted shall be applied first against the unpaid interest hereon and then deducted ratably from the 24-month payments of principal and interest referenced in Section 3 hereof.  Sapphire and Saint James shall maintain records showing the principal amount(s) and the accrued and unpaid interest thereon so converted and the date of such conversion(s).  Saint James may deliver an objection to any Notice of Conversion within three business days of delivery of such Notice of Conversion.  Sapphire, and any permitted assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Note, the unpaid and unconverted principal amount of the Note may be less than the amount stated on the face thereof.

(b) Conversion Price.  The conversion price in effect on any Conversion Date shall be the price determined by the first of the following clauses that applies:  (a) if the common stock is then listed, traded, or quoted on any stock exchange, the OTC Bulletin Board, the Pink OTC Markets Inc., or other interdealer quotation system, the volume weighted average price of the common stock for the ten trading days immediately preceding such Conversion Date on the applicable trading market on which the common stock is then listed, traded, or quoted, as reported by Bloomberg L.P. (or its successor); (b)  if the common stock is not then so listed, traded, or quoted on any stock exchange, the OTC Bulletin Board, the Pink OTC Markets Inc., or other interdealer quotation system but are reported by broker-dealers to their Self Regulatory Organization (“SRO”) as a trade on the “Other OTC” (otherwise known as the “Grey Market”) and the SRO distributes the trade data to market data vendors and financial websites, then, using such data, Saint James shall manually calculate the volume weighted average price of the common stock for the ten trading days immediately preceding such Conversion Date; or (c) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Sellers and reasonably acceptable to Saint James, subject to adjustment herein (the “Conversion Price”).

(c) Mechanics of Conversion.

(i)           Conversion Shares Issuable Upon Conversion of Principal Amount.  The number of shares of Common Stock issuable upon conversion of the Note (collectively, the “Conversion Shares”) issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding amount of the Note to be converted by (y) the Conversion Price.

(ii)           Delivery of Certificate Upon Conversion.  Not later than three trading days after each Conversion Date (the “Share Delivery Date”), Saint James shall deliver, or cause to be delivered, to Sapphire a certificate or certificates representing the Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Note.

(iii)           Obligation Absolute.  Subject to Saint James’ right to timely deliver an objection to Sapphire’s Notice of Conversion pursuant to Section 8(a) and any rights of setoff under the Purchase Agreement, Saint James’ obligations to issue and deliver the Conversion Shares upon conversion of the Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by Sapphire to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity (either, a “Person”) or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by Sapphire or any other Person of any obligation to Saint James or any violation or alleged violation of law by Sapphire or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Saint James to Sapphire in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Saint James of any such action Saint James may have against Sapphire.

(iv)           Reservation of Shares Issuable Upon Conversion.  Purchaser shall cause Saint James to all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Note, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than Sapphire, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 9) upon the conversion of the outstanding principal amount of the Note and payment of interest hereunder.  Saint James covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v)           Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Note.  As to any fraction of a share that Sapphire would otherwise be entitled to purchase upon such conversion, Saint James shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi)           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Note shall be made without charge to Sapphire for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Saint James shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of Sapphire and Saint James shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Saint James the amount of such tax or shall have established to the satisfaction of Saint James that such tax has been paid.

9.           Certain Adjustments.

(a) Stock Dividends and Stock Splits.  If Saint James, at any time while the Note is outstanding:  (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Saint James upon conversion of, or payment of interest on, the Note); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Saint James, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Saint James) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

(b) Fundamental Transaction.  If, at any time while the Note is outstanding, (A) Saint James effects any merger or consolidation of Saint James with or into another Person; (B) Saint James effects any sale of all or substantially all of its assets in one transaction or a series of related transactions; (C) any tender offer or exchange offer (whether by Saint James or another Person) is completed, pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (D) Saint James effects any reclassification of the Common Stock or any compulsory share exchange, pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash, or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of the Note, Sapphire shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash, or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and Saint James shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then Sapphire shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Note following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to Saint James or surviving entity in such Fundamental Transaction shall issue to Sapphire a new note consistent with the foregoing provisions and evidencing Sapphire’s right to convert such note into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9(b) and ensuring that the Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of Saint James) issued and outstanding.

(d) Notice to Sapphire.

(i)           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, Saint James shall promptly deliver to each Sapphire a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)           Notice to Allow Conversion by Sapphire.  If (A) Saint James shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) Saint James shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Saint James shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Saint James shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Saint James is a party, any sale or transfer of all or substantially all of the assets of Saint James, of any compulsory share exchange, whereby the Common Stock is converted into other securities, cash, or property, or (E) Saint James shall authorize the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Saint James, then, in each case, Saint James shall cause to be filed at each office or agency maintained for the purpose of conversion of the Note, and shall cause to be delivered to Sapphire at its last address as it shall appear upon the records of the Payee, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights, or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  Sapphire is entitled to convert the Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

10.           Assignment.  The rights and obligations of Purchaser and Sapphire in this Note shall be binding upon and benefit the successors and permitted assigns and transferees of such parties.  This Note is not assignable by any party unless the other party consents to such assignment, the consent for which assignment or transfer may be withheld, delayed or denied by the relevant party in its sole and absolute discretion.

11.           Loss, Destruction, Mutilation.  Upon receipt by Purchaser of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Note, Purchaser will execute and deliver a new Note, which shall constitute an additional contractual obligation on the part of Purchaser.  The issuance and delivery of such new Note shall render this Note null and void.

12.           Amendment.  Any provision of this Note may be amended or modified upon the written consent of Purchaser and Sapphire.

13.           Waiver.  Any provision of this Note may be waived only upon the written consent of the waiving party.

14.           Severability.  The parties hereto intend and believe that each provision in this Note comports with all applicable law.  However, if any provision of this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of Purchaser that such provisions shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Purchaser and Sapphire under the remainder of this Note shall continue in full force and effect.

15.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered pursuant to Section 12.9 of the Purchase Agreement.

16.           Governing Law.  The validity, construction and interpretation of this Note shall be governed by the laws of the State of California.  The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Note shall be litigated only in courts having situs in San Francisco, California.  Each party hereby consents and submits to personal jurisdiction in the San Francisco, California and waives any right such party may have to transfer the venue of any such action or proceeding.

17.           Waiver of Jury Trial.  PURCHASER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS NOTE, THE SECURITY AGREEMENT, THE PURCHASE AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, AMENDMENT, OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS NOTE; OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  PURCHASER AND SAPPHIRE IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA.  PURCHASER AND SAPPHIRE HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE.  EACH OF PURCHASER AND SAPPHIRE HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

18.           Attorneys’ Fees.  In the event any suit or action is brought by Sapphire or Purchaser under this Note to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to recover its reasonable attorneys’ fees from the non-prevailing party.

19.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, Purchaser has caused this Note to be issued as of the date set forth above.

PURCHASER:

By:
Its:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert $__________________________ of outstanding indebtedness owed under the Secured Promissory Note dated October ___, 2009, by ________________ to the order of Saphire Advisors, LLC, a Delaware limited liability company, into shares of common stock (the “Common Stock”), of The Saint James Company  (the “Company”) according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will deliver herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Date to Effect Conversion:

Amount of Note to be Converted: __________________

Number of shares of Common Stock to be issued: _________

Signature:

Name:

Address for Delivery of Common Stock Certificates: